Exhibit 4.4

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is made and entered into as of July 2, 2019 by and among:

1.	Genetron Holdings Limited (泛生子基因(控股)有限公司 ), an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”);

2.	Genetron Health (Hong Kong) Company Limited (泛生子基因(香港)有限公司 ), a company organized and existing under the laws of Hong Kong (the “HK Co.”);

3.

Genetron (Tianjin) Co., Ltd. (天津泛生子有限公司), a wholly foreign-owned enterprise organized and existing under the laws of the People’s Republic of China (the “PRC”, for the purpose of this Agreement only, excluding Hong Kong Special Administrative Region, Macaw Special Administrative Region and Taiwan) (the “WFOE”);

4.	Genetron Health (Beijing) Co., Ltd. (北京泛生子基因科技有限公司), a limited liability company organized and existing under the laws of the PRC (the “PRC Affiliate”);

5.	Each of the persons as set forth in Schedule 1-1 attached hereto (the “Founders” and each, a “Founder”);

6.	The entity as set forth in Schedule 1-2 attached hereto (the “BVI Company”);

7.	Each of the entities as set forth in Schedule 2 attached hereto (the “Other Ordinary Shareholders” and each, a “Other Ordinary Shareholder”);

8.	Each of the entities as set forth in Schedule 3 attached hereto (the “Investors”, and each an “Investor”).

The Company, the HK Co., the WFOE, the PRC Affiliate, and the subsidiaries and branches (if any) of each of the foregoing are referred to collectively herein as the “Group Companies”, and each, a “Group Company”. The WFOE, and the PRC Affiliate are referred to collectively herein as the “PRC Companies”, and each a “PRC Company”.

RECITALS

A.    The Group Companies, the BVI Company, the Founders, the Investors and other parties thereto have entered into a Shares Purchase Agreement dated July 2, 2019 (the “Purchase Agreement”), under which the Company shall issue and allot certain number of ordinary shares (“Ordinary Shares”), series A-1 convertible preferred shares (“Series A-1 Preferred Shares”) and/or series A-2 convertible preferred shares (“Series A-2 Preferred Shares”, collectively with the Series A-1 Preferred Shares, the “Series A Preferred Shares”) and/or series B convertible preferred shares (“Series B Preferred Shares”) and/or series C convertible preferred shares (“Series C Preferred Shares”, The Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares are referred to collectively herein as the “Preferred Shares”), par value US$0.00002 per share, to the Investors.

B.    In connection with the consummation of the transactions contemplated by the Purchase Agreement, the parties hereto desire to enter into this Agreement and the Ancillary Agreements (as defined in the Purchase Agreement) for the governance, management and operations of the Group Companies and for the rights and obligations between and among the Company and shareholders of the Company.

C.    The Purchase Agreement provides that the execution and delivery of this Agreement by the parties shall be a condition precedent to the consummation of the transactions contemplated under the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	INFORMATION RIGHTS; BOARD REPRESENTATION.

1.1.    Information and Inspection Rights.

(a)    Information Rights. Each of the Group Companies covenants and agrees that, commencing on the date of this Agreement, for so long as any Preferred Shares are outstanding, the Group Companies shall deliver to each holder of the Preferred Shares:

(i)    audited annual consolidated financial statements of the Group Companies (if any), or audited annual consolidated financial statements of the PRC Companies and audited annual unconsolidated financial statements of the Company and the HK Co., within one hundred and twenty (120) days after the end of each fiscal year, prepared in conformance with the generally accepted accounting principles in the PRC or such other accounting principles accepted by the Preferred Shareholders (as defined in Section 3) and the Founders (the “Accounting Standard”), and audited by the accounting firms acceptable to the Preferred Shareholders (as defined in Section 3);

(ii)    unaudited semi-annual consolidated financial statements of the Group Companies (if any), or unaudited semi-annual consolidated financial statements of the PRC Companies and unaudited semi-annual unconsolidated financial statements of the Company and the HK Co., within thirty (30) days after the end of half of the year, prepared in conformance with the Accounting Standard;

(iii)    an annual business plan, capital expenditure and operations budget of the Group Companies for the following fiscal year;

(iv)    unaudited quarterly consolidated financial statements of the Group Companies (if any) or, unaudited quarterly consolidated financial statements of the PRC Companies and unaudited quarterly unconsolidated financial statements of the Company and the HK Co, within thirty (30) days after the end of each quarter, prepared in conformance with the Accounting Standard;

(v)    upon the written request by any holder of Preferred Shares, such other information as such holder of Preferred Shares shall reasonably request from time to time, including without limitation, resolutions, decisions, and minutes of any meeting of the Board of Directors and records of discussion thereof (the above rights, collectively, the “Information Rights”);

All financial statements to be provided to such holder of Preferred Shares pursuant to this Section 1.1(a) shall include an income statement, a balance sheet and a cash flow statement for the relevant period as well as for the fiscal year to-date and shall be prepared in conformance with the Accounting Standard. If any financial statement to be provided to such holder of Preferred Shares pursuant to this Section 1.1(a) is not provided within respective term and is not corrected within ten (10) days after any holder of Preferred Shares’ written notice, such holder of Preferred Shares shall be entitled to, or request any Group Company to, appoint a qualified accounting firm to prepare such financial statement for such Group Company, at such holder’s expenses. Founders covenants, and shall procure any Group Company to covenant, to provide all the materials and/or information required by such accounting firm.

(b)    Inspection Rights. Each of the Group Companies further covenants and agrees that, commencing on the date of this Agreement, for so long as any Preferred Shares are outstanding, each holder of Preferred Shares shall have (i) the right to inspect facilities, records and books of the Group Companies at any time during regular working hours upon reasonable prior notice to the Group Companies, (ii) the right to discuss the business, operations and conditions of the Group Companies with their respective directors, officers, employees, accountants and legal counsel, (iii) the right to obtain or be informed the important materials and/or information about the operation or management of the Group Companies held and maintained by the Board (the “Inspection Rights”)

1.2.    Board of Directors. The Second Amended and Restated Memorandum and Articles of Association of the Company (the “Restated Articles”) shall provide that the board of the directors of the Company (the “Board” or the “Board of Directors”) shall consist of four(4) members, which number of members shall not be changed except pursuant to an amendment to the Restated Articles. Effective from the date hereof,

(a)    Tianjin Kangyue (as defined in Schedule 3) (so long as it continues to hold shares in the Company) shall be entitled to appoint and remove 1 director(the “Investor Director”);

(b)    Founders collectively (so long as any of them continues to hold shares in the Company directly or indirectly) shall be entitled to appoint and remove 3 directors.

Each Director shall have one (1) voting right on all matters that are presented to the Board for approval. A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than three (3) directors (including Majority Investor Director). The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with attending any meetings of the Board and any committee thereof. “Majority Investor Directors” shall mean at least fifty percent (50%) of Investor Directors; for avoidance of doubt, when there is one Investor Director, “Majority Investor Director” shall mean such Investor Director.

Notwithstanding the foregoing, SUPERPOWER INVESTMENTS LTD. shall be entitled to appoint and remove one (1) observer (the “Observer”). The Observer shall be entitled to attend all meetings of the Board, all meetings of any committee of the Board in a non-voting capacity. In the event that an Observer cannot or elect not to attend any of the foregoing meetings, such Observer may by a written instrument appoint an alternate to attend such meeting(s).

2.	RIGHT OF PARTICIPATION.

2.1.    General. Any holder of Preferred Shares, and its assignees, to whom the rights under this Section 2 have been duly assigned in accordance with Section 7(hereinafter referred to as a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any New Securities (as defined in Section 2.3) that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).

2.2.    Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is equal to the product obtained by multiplying (x) the aggregate number of the New Securities to be issued by the Company by (y) a fraction, the numerator of which is the number of Ordinary Shares of the Company (calculated on a fully-diluted and as-converted basis) held by such Participation Rights Holder and the denominator of which is the total number of Ordinary Shares held by all Participation Rights Holders who have elected to exercise the Right of Participation (calculated on a fully-diluted and as-converted basis) immediately prior to the issuance of New Securities giving rise to the Right of Participation. For the purpose of this Agreement, “fully-diluted” means, with respect to the capitalization of the Company, all warrants, options and convertible securities of the Company are taken into account and assumed to be exercised.

2.3.    New Securities. “New Securities” shall mean any Preferred Shares, Ordinary Shares or other voting shares of the Company and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(a)    any Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the Company’s employee share option plans duly approved in accordance with this Agreement and Restated Articles;

(b)    any Preferred Shares and/or Ordinary Shares issued under the Purchase Agreement, as such agreement may be amended and any Ordinary Shares issued pursuant to the conversion thereof;

(c)    any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(d)    any securities issued upon the exercise, conversion or exchange of any outstanding security if such outstanding security constituted a New Security;

(e)    any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization duly approved in accordance with this Agreement and Restated Articles in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity;

(f)    any securities issued pursuant to a Qualified IPO (as defined below).

2.4.    Procedures.

(a)    Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have thirty (30) days from the date of receipt of any such Participation Notice (the “Participation Period”) to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share) (the “Purchase Notice”). If any Participation Rights Holder fails to so agree in writing within Participation Period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

(b)    Each Participating Rights Holder who exercised their Right of Participation (the “Right Participant”) shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 2.4 and the Company shall so notify the Right Participants within five (5) days following the receipt of the Purchase Notice from the Participating Rights Holder. The transaction in connection with the New Securities purchased by the Participation Right Holders pursuant to this Section 2 shall be consummated within forty five (45) days following the receipt of the Purchase Notice from the Right Participants in respect of the desire to purchase such New Securities.

2.5.    Failure to Exercise. Upon the expiration of the Participation Period, if any New Securities referred to in the Participation Notice are not elected to be purchased or obtained as provided in Section 2.4 hereof, the Company shall have one hundred and twenty (120) days thereafter to sell the New Securities described in the Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the Participation Notice, provided that the prospective purchaser of such New Securities shall comply with this Agreement and Restated Articles, as maybe amended from time to time, to the fullest extent or otherwise approved by the Participation Rights Holder. In the event that the Company has not issued and sold such New Securities within such one hundred and twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 2.

3.	TRANSFER RESTRICTIONS.

3.1.    Certain Definitions. For purposes of this Section 3; “Preferred Shareholder” means any holder of the Preferred Shares and its permitted assignees to whom its rights under this Section 3 have been duly assigned in accordance with this Agreement; and “Ordinary Shareholder” means any holder of Ordinary Shares of the Company.

3.2.    Right of First Refusal. Subject to Section 3.5 of this Agreement, if any Ordinary Shareholder (excluding Tianjin Yuanjufu (as defined in Schedule 2), Easy Benefit Investment Limited and their respectively permitted assignees to whom its rights have been duly assigned in accordance with this Agreement) (the “Selling Shareholder”) proposes to Transfer (as defined below)any Ordinary Shares held by it to any party (other than the Permitted Transferee as defined in Section 3.4), then such Selling Shareholder shall promptly give written notice (the “Transfer Notice”) to the Company and each Preferred Shareholder (the “ROFR Holders”) prior to such sale or transfer. The Transfer Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of Ordinary Shares to be sold or transferred (the “Offered Shares”), the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. The ROFR Holders shall have an option for a period of thirty (30) days from receipt of the Transfer Notice (the “ROFR Holder’s First Refusal Period”) to elect to purchase the Offered Shares at the same price and subject to the same terms and conditions as described in the Transfer Notice. The ROFR Holders may exercise such purchase option and purchase all or any portion of the Offered Shares by notifying the Selling Shareholder in writing before expiration of such thirty (30) days period as to the number of shares that it wishes to purchase. Each ROFR Holder will have the right, exercisable upon written notice (the “ROFR Holder’s First Refusal Notice”) to the Selling Shareholder and the Company within the ROFR Holder’s First Refusal Period of its election to exercise its right of first refusal hereunder. The ROFR Holder’s First Refusal Notice shall set forth the number of Offered Shares that such ROFR Holder wishes to purchase, which amount shall not exceed the First Refusal Allotment (as defined below) of such ROFR Holder. Such right of first refusal shall be exercised as follows:

(a)    First Refusal Allotment. Each ROFR Holder shall have the right to purchase that number of the Offered Shares (the “First Refusal Allotment”) equivalent to the product obtained by multiplying the aggregate number of the Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) held by such ROFR Holder at the time of the transaction and the denominator of which is the total number of Ordinary Shares (on an as-converted basis) owned by all ROFR Holders at the time of the transaction who have elected to participate in the right of first refusal purchase. A ROFR Holder shall not have a right to purchase any of the Offered Shares unless it exercises its right of first refusal within the ROFR Holder’s First Refusal Period. To the extent that any ROFR Holder does not exercise its right of first refusal any or all of its First Refusal Allotment, the Selling Shareholder and the exercising ROFR Holders shall, at the exercising ROFR Holders’ sole discretion, within five (5) days after the end of the ROFR Holder’s First Refusal Period, make such adjustment to the First Refusal Allotment of each exercising ROFR Holder so that any remaining Offered Shares may be allocated to those ROFR Holders exercising their rights of first refusal on a pro rata basis.

(b)    Purchase Price and Payment. The purchase price for the Offered Shares to be purchased by the ROFR Holders exercising their right of first refusal will be the price set forth in the Transfer Notice, but will be payable as set forth below. If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non-cash consideration will be reasonably determined by the Board in good faith, which determination will be binding upon the Company, the Selling Shareholder and the ROFR Holders, absent fraud , willful misconduct, breach of duty, or error on part of the Board or its members.. The transaction in connection with the Offered Shares purchased by the ROFR Holders shall be consummated within fifteen (15) days following the date of the ROFR Holder’s First Refusal Notice by wire transfer or check as directed by the Selling Shareholder.

(c)    Expiration Notice. Within five (5) days after the expiration of the ROFR Holder’s First Refusal Period, the Company will give written notice (the “First Refusal Expiration Notice”) to the Selling Shareholder and the ROFR Holders specifying either (i) that all of the Offered Shares were subscribed by the ROFR Holders exercising their rights of first refusal, or (ii) that the ROFR Holders have not subscribed for all of the Offered Shares in which case the First Refusal Expiration Notice will specify the Co-Sale Pro Rata Portion (as defined below) of the remaining Offered Shares for the purpose of the co-sale right of the holders of the Preferred Shares described in the Section 3.3 below provided that such Selling Shareholder shall be any BVI Company or Founder.

(d)    Rights of a Selling Shareholder. If any ROFR Holder exercises its right of first refusal to purchase the Offered Shares, then, upon the date the notice of such exercise is given by the ROFR Holder, the Selling Shareholder will have no further rights as a holder of such Offered Shares except the right to receive payment for such Offered Shares from such ROFR Holder in accordance with the terms of this Agreement, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company for transfer to such ROFR Holder.

3.3.    Co-Sale Right. In the event that any BVI Company or Founder (the “Co-Sale Selling Shareholder”) proposes to Transfer any Ordinary Shares held by it to any third party (other than the existing shareholders of the Company) and the ROFR Holders have not exercised their right of first refusal with respect to any of the Offered Shares (the “Co-Sale Holder”), then the remaining Offered Shares not subscribed for under the right of first refusal pursuant to Section 3.2 above shall be subject to co-sale rights under this Section 3.3 and each Co-Sale Holder shall have the right, exercisable upon written notice to the Selling Shareholder and the Company (the “Co-Sale Notice”) within fifteen (15) days after receipt of First Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in such sale of the Offered Shares on the same terms and conditions as set forth in the Transfer Notice. The Co-Sale Notice shall set forth the number of Ordinary Shares (on both an absolute and as-converted to Ordinary Shares basis) that such Co-Sale Holder wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Co-Sale Holder. To the extent one or more of the Co-Sale Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Ordinary Shares that such Co-Sale Selling Shareholder may sell in the transaction shall be correspondingly reduced. The co-sale right of each Co-Sale Holder shall be subject to the following terms and conditions:

(a)    Co-Sale Pro Rata Portion. Each Co-Sale Holder may sell all or any part of that number of Ordinary Shares held by it that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) owned by such Co-Sale Holder at the time of the sale or transfer and the denominator of which is the combined number of Ordinary Shares (on an as-converted basis) at the time owned by all Co-Sale Holders who elect to exercise their co-sale rights (if any Co-Sale Holder does not elect to exercise the co-sale right to the full extent then its Ordinary Shares (on as-converted basis) for calculation in the denominator shall be proportionately reduced) and the Selling Shareholder (“Co-Sale Pro Rata Portion”); provided that in the event that any Founder or any BVI Company proposes to sell or transfer any Ordinary Shares directly or indirectly held by it to any third party (other than the existing shareholders of the Company) and such sale or transfer will cause the change of the ultimate controller(s) and/or controlling shareholder(s) of the Company, the denominator of the fraction in the Co-Sale Pro Rata Portion shall be the combined number of Ordinary Shares (on an as-converted basis) at the time owned by all Co-Sale Holders who elect to exercise their co-sale rights (if any Co-Sale Holder does not elect to exercise the co-sale right to the full extent then its Ordinary Shares (on as-converted basis) for calculation in the denominator shall be proportionately reduced); for the avoidance of doubt, it being understood that Preferred Shareholders shall be entitled to sell or transfer, with priority to any other shareholders, all or any portion of its shares to any third party on the same terms and conditions under such circumstance.

(b)    Transferred Shares. Each Co-Sale Holder shall effect its participation in the sale by promptly delivering to the Co-Sale Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i)    the number of Ordinary Shares which such Co-Sale Holder elects to sell;

(ii)    that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Co-Sale Holder elects to sell; provided in such case that, if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Co-Sale Holder shall convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in Subsection 3.3.(b)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser; or

(iii)    a combination of the above.

(c)    Payment to Co-Sale Holder. The share certificate or certificates that the Co-Sale Holder delivers to the Selling Shareholder pursuant to Section 3.3.(b) shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Co-Sale Selling Shareholder shall concurrently therewith remit to such Co-Sale Holder that portion of the sale proceeds to which such Co-Sale Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase any shares or other securities from a Co-Sale Holder exercising its co-sale right hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Ordinary Shares unless and until, simultaneously with such sale, the Co-Sale Selling Shareholder shall purchase such shares or other securities from such Co-Sale Holder.

(d)    Right to Transfer. To the extent the ROFR Holders do not elect to purchase, or the Co-Sale Holders do not to participate in the sale of, any or all of the Offered Shares subject to the Transfer Notice, the Selling Shareholder may, not later than ninety (90) days following delivery to the Company and each of the Preferred Shareholder of the Transfer Notice, conclude a transfer of the Offered Shares covered by the Transfer Notice and not elected to be purchased by the ROFR Holders, which in each case shall be on substantially the same terms and conditions as those described in the Transfer Notice. Any prospective purchaser of such shares shall comply with this Agreement and Restated Articles, as maybe amended from time to time, to the fullest extent. Any proposed transfer on terms and conditions which are materially different from those described in the Transfer Notice, as well as any subsequent proposed transfer of any Ordinary Shares by the Selling Shareholder, shall again be subject to the right of first refusal of the ROFR Holders and the co-sale right of the Co-Sale Holders and shall require compliance by the Selling Shareholder with the procedures described in Sections 3.2, and 3.3 of this Agreement.

3.4.    Permitted Transfers. Notwithstanding anything to the contrary contained herein, the right of first refusal and co-sale rights as set forth in the Section 3.2 and Section 3.3 above shall not apply to (a) any Transfer (as defined below) of Ordinary Shares to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship; (b) any Transfer of Ordinary Shares to any other Ordinary Shareholder; (c) any Transfer of Ordinary Shares to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the Company’s employee share option plans duly approved in accordance with this Agreement and Restated Articles and (d) Transfer of any Ordinary Shares held by the BVI Company, a Founder or another Ordinary Shareholders to the Founder’s or the Ordinary Shareholder’s individual beneficiary owner’s parents, children or spouse, or to a trustee for the benefit of such persons for bona fide estate planning purposes provided that the voting right with respect such Ordinary Shares are still vested in the transferring Ordinary Shareholder (each transferee pursuant to the foregoing subsections (a), (b), (c) and (d), a “Permitted Transferee”); provided that adequate documentation therefor is provided to the Preferred Shareholder to their satisfaction and that any such Permitted Transferee agrees in writing to be bound by this Agreement in place of the relevant transferor; provided, further, that such transferor shall remain liable for any breach by such Permitted Transferee of any provision hereunder.

3.5.    Prohibited Transfers. Except for transfers by a holder of Ordinary Shares to its Permitted Transferees as provided in Section 3.4 above, none of the holders of Ordinary Shares (excluding TianjinYuanjufu, Easy Benefit Investment Limited and their respectively permitted assignees to whom its rights have been duly assigned in accordance with this Agreement) or their Permitted Transferees shall, without the written approval of the Board (including the affirmative votes of Majority Investor Director), sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions (the “Transfer”) any Company securities held by him to any person on or prior to a Qualified IPO. Any attempt by a party to transfer any Ordinary Shares in violation of this Section 3 shall be void and the Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written approval of the Board (including the affirmative votes of Majority Investor Director).

3.6.    Notwithstanding anything to the contrary, Section 3.2, 3.3 and 3.5 shall not apply to any proposed Transfer of Ordinary Shares held by TianjinYuanjufu and Easy Benefit Investment Limited, Preferred Shares or Ordinary Shares issued or issuable upon conversion of Preferred Shares by the Preferred Shareholder(and their respectively permitted assignees to whom its rights have been duly assigned in accordance with this Agreement), without prejudice to the rights of the Preferred Shareholder to purchase any Offered Shares to be transferred by any other shareholders pursuant to Section 3.2 and 3.3.

3.7.    The shareholders specifically agree that the restrictions with regard to the Transfer of the Ordinary Shareholders’ shares in the Company as described under this Section 3 shall apply equally to Transfer of the shares of each Ordinary Shareholders (excluding TianjinYuanjufu, Easy Benefit Investment Limited and their respectively permitted assignees to whom its rights have been duly assigned in accordance with this Agreement, and each of such Ordinary Shareholders, a “Restricted Ordinary Shareholder”), as if each of the provisions under this Section 3 has been repeated under this Section 3.7 with regard to Transfer of the shares of each Restricted Ordinary Shareholder except that the reference to the shares in the Company has been revised to refer to the shares in each Restricted Ordinary Shareholder, as applicable, so that the result of such restrictions on the indirect Transfer of the shares in the Company by transferring the shares in each Restricted Ordinary Shareholder is the same as if such Restricted Ordinary Shareholder directly transfers the relevant shares in the Company.

3.8.    Restriction on Indirect Transfers. Notwithstanding anything to the contrary contained herein, without the prior written approval of the Board:

(a)    (i) the Founders shall not, directly or indirectly, Transfer any equity interest held directly or indirectly, to any person; and (ii) the Founders or BVI Company shall not, issue to any person any equity securities of the Founders or BVI Company or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of the Founders or BVI Company.

(b)    the Founders and the BVI Company shall not, or shall not cause or permit any other person to, directly or indirectly, Transfer any equity interest held or controlled by him or the BVI Company respectively in the Company to any person. Any Transfer in violation of this Section shall be void and the Company hereby agrees it will not effect such a Transfer nor will it treat any alleged transferee as the holder of such equity interest.

(c)    Except in compliance with this Agreement, each Group Company shall not, and the Founders shall not (i) Transfer any equity interest held, directly or indirectly, by it or him in the Group Companies to any person; and (ii) cause any Group Company to, issue to any person any equity securities of such Group Company, or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of such Group Company.

3.9.    Guarantees by the Founders. The Founders hereby guarantee and warrant the performance and obligations of the BVI Company under this Agreement.

3.10.    Legend.

(a)    Each certificate representing the Ordinary Shares held by Ordinary Shareholders shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b)    Each party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 3.10(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 3.

3.11.    Transfer by the Investors. Notwithstanding anything to the contrary, the Investors may freely Transfer any shares of the Company now or hereafter owned or held by it without limitation, provided that (i) such Transfer is effected in compliance with all applicable laws, (ii) the transferee shall not be the Competitor of the Group Companies (unless with written consent of the Founders), (iii) it shall notify the Company of such proposed transfer and assignment in advance, and (iv) such assignee or transferee shall have executed a customary deed of accession and become a party to, and to be bound by, this Agreement, assuming all the rights and obligations of the Investors under this Agreement with respect to the Preferred Shares to be transferred. For the purpose of this Agreement, “Competitor” means, any person who is engaged in the business of molecular diagnosis and directly or indirectly competitive with the Group Companies. Any attempt by an Investor to transfer any shares in violation of this Section 3.11 shall be void and result in the termination of the Information and Inspection Rights, the right to appoint and remove the director or other priority right of such Investor, and the Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares.

4.	Drag-Along Right.

4.1.    In the event that (i) the Company has not consummated a Qualified IPO before August 31, 2023, and (ii) the holders of more than 50% of the outstanding Series C Preferred Shares (the “Drag Holders”) approve a proposed Acquisition (as defined below) and the pre-money valuation of the Company in such proposed Acquisition shall be no less than RMB six (6) billion (the “Drag-Along Sale”), the Drag Holders may, at their option, by delivery of written notice (the “Drag-Along Notice”), require each of the other shareholders of the Company (the “Dragged Holders”) to act as follows, on the condition and only when that the Founders have failed to propose, within two (2) months from the date of receipt of the Drag-Along Notice, an alternative Acquisition in which (i) the pre-money valuation of the Company is higher than that proposed in the Drag-Along Sale or (ii) the terms and conditions are generally more favorable than those proposed in Drag-Along Sale (a “Qualified Alternative Sale”):

(a)    sell, at the same time as the Drag Holders sell to the relevant third party in the Drag-Along Sale, all of its shares of the Company or the same percentage of its shares of the Company as the Drag Holders sell, for the same per-share consideration (on an as converted basis) and upon the same terms and conditions as were agreed to by the Drag Holders;

(b)    vote all of its shares of the Company (i) in favor of such Drag-Along Sale, (ii) against any other proposal of Acquisition (other than a Qualified Alternative Sale);

(c)    not exercise any dissenters’ or appraisal rights under applicable law with respect to such Drag-Along Sale;

(d)    take all actions reasonably necessary to consummate the Drag- Along Sale, including but not limited to execute any share transfer or associated agreements reasonably necessary for consummation of such Drag-Along Sale, and the delivery, at the closing of such Drag-Along Sale by way of a sale of stock, of all certificates representing the shares being sold, accompanied by share transfer forms, or affidavits with respect to lost certificates required under the applicable law.

For purposes of this Section 4, an “Acquisition” shall mean (i) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company, (ii) a sale, transfer or other disposition of more than 50% of the issued and outstanding share capital of the Company or more than 50% of the voting power of the Company; or (iv) a merger, consolidation or other business combination (the “Combination”) of the Company with or into any other business entity in which the total shares outstanding immediately prior to such Combination continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such Combination, less than 50% of the voting power of the outstanding shares of the surviving business entity.

5.	REDEMPTION

5.1.    Redemption by the Company and Founders. Notwithstanding anything to the contrary herein, upon the occurrence of any of the following events: (i) the Company has not consummated a Qualified IPO before August 31, 2023, (ii) Yan Hai (阎海) and/or Wang Sizhen (王思振) directly or indirectly participates in or owns any interest in business of molecular diagnosis outside the Group Companies which is substantially competitive with the Group Company (other than as a holder of less than five percent (5%) of the outstanding capital stock of a company without decision rights) and has not stopped it within sixty (60) days after the written notice issued by any holder of Series C Preferred Shares, (iii) any material violation of law or act of dishonesty committed by any Group Companies or any Founders, (iv) Yan Hai (阎海) and/or Wang Sizhen (王思振) resigns from the Group Companies or no longer holds any shares of the Company directly or indirectly, or (v) any change in the laws and regulations or the reinterpretation or enforcement of such laws and regulations, that causes the Control Documents invalid, illegal or unenforceable where (a) the shareholders of the Company fails to revert to be the shareholders of the PRC Affiliate or reach an agreement with respect to any feasible alternative arrangements satisfactory to the then shareholders of the Company, and (b) there is Material Adverse Effect on the PRC Affiliate, within six (6) months after such change, reinterpretation or abolition of any law or regulation (the “Redemption Triggering Event”), subject to the applicable laws of the Cayman Islands and, if so requested by any holder of the Preferred Shares (the “Redeeming Shareholder”), the Company and/or any Founder shall redeem or repurchase all or part of the outstanding Preferred Shares in cash out of funds legally available therefor (the “Redemption”). The price at which each Preferred Share shall be redeemed or repurchased (the “Redemption Price”) shall be equal to the following formula. For the purpose of this Agreement, “Material Adverse Effect” means any event, circumstance, occurrence or non-occurrence, arising or occurring, that is or would reasonably be expected to (i) have a material adverse effect on the business, operations, assets or liabilities; or (ii) result or would reasonably be expected to result in any invalidity, non-bindingness or unenforceability of this Agreement or any other agreements related in the transactions contemplated hereunder:

IP × (1+N×10%) + D, where

IP = the Deemed Issue Price (as defined below) for the Preferred Share

N = a fraction the numerator of which is the number of calendar days between the Start Date and the relevant Redemption Date on which such Preferred Share is redeemed and the denominator of which is 365; for purposes of this Section 5, the “Start Date” means the date the PRC Affiliate received the onshore investment amount paid by the Investors or its related parties.

D = all declared but unpaid dividends on each Preferred Share up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers.

If the Company and/or any Founder does not have sufficient cash or funds legally available to redeem all of the Preferred Shares required to be redeemed, the funds that are legally available shall be applied to redeem the maximum number of Preferred Shares which can be legally redeemed on a pro rata basis among the holders thereof and payment of the relevant redemption price payable in respect thereof. With respect to the remaining Preferred Shares not redeemed due to insufficient legal funds, such Preferred Shares shall remain outstanding, and the Redeeming Shareholders holding such redeeming Preferred Shares shall remain entitled to all the rights, preferences and privileges provided in this Agreement, until such time as the Company or the Founder has sufficient legal funds to redeem such Preferred Shares.

5.2.    Notice. A notice of redemption (a “Redemption Notice”) by any Redeeming Shareholder shall be given by hand or by mail to the Company at any time on or after the occurrence of Redemption Triggering Event stating the date on which the Preferred Shares shall be redeemed (the “Redemption Date”), provided, however, that the Redemption Date shall be no earlier than the occurrence of the Redemption Triggering Event or the date 30 days after such notice of redemption is given, whichever is later. Notwithstanding anything to the contrary contained herein, no other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the Preferred Shares requested to be redeemed pursuant to this Section 5 and shall have paid all the Redemption Price for such Preferred Shares requested to be redeemed payable pursuant to this Section 5.

5.3.    Surrender of Certificates. Before any Redeeming Shareholder shall be entitled for redemption under the provisions of this Section 5, such Redeeming Shareholder shall surrender his or her certificate or certificates representing such Preferred Shares to be redeemed (or in the case of a repurchase by the Founder, also deliver an instrument of transfer executed by the Redeeming Shareholder) to the Company in the manner and at the place designated by the Company for that purpose, and the Redemption Price shall be payable on the Redemption Date to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each such certificate shall be cancelled on the Redemption Date. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Unless there has been a default in payment of the applicable Redemption Price, upon cancellation of the certificate representing such Preferred Shares to be redeemed, all dividends on such Preferred Shares designated for redemption on the relevant Redemption

Date shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accrued and unpaid dividend up to the relevant redemption date), without interest, shall cease and terminate and such Preferred Shares shall cease to be issued shares of the Company. If the Company fails to redeem any Preferred Shares for which redemption is requested, then during the period from the Redemption Date through the date on which such Preferred Shares are actually redeemed and the Redemption Price is actually made, in full, such Preferred Shares shall continue to be outstanding and be entitled to all rights and preferences of Preferred Shares. After payment in full of the aggregate Redemption Price for all issued and outstanding Preferred Shares, all rights of the holders thereof as shareholders of the Company shall cease and terminate and such Preferred Shares shall be cancelled.

5.4.    Restriction on Distribution. If the Company fails (for whatever reason) to redeem any Preferred Shares on its due date for redemption then, as from such date until the date on which the same are redeemed the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

5.5.    To the extent permitted by law, the Company shall procure that the profits of each subsidiary and affiliate of the Company for the time being legally available for distribution shall be paid to it by way of dividend or otherwise if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Preferred Shares required to be made pursuant to this Section 5.

5.6.    Notwithstanding any other provisions of this Section 5, (i) the maximum liability of any Founder under this Section 5 shall be limited to the fair market value of the shares of the Company held by such Founder; and (ii) the Redeeming Shareholders shall first seek for redemption under the provisions of this Section 5 from the Company; and only in the event that the Company does not have sufficient cash or funds legally available to redeem all of the Preferred Shares required to be redeemed, the Redeeming Shareholders may seek for redemption under the provisions of this Section 5 with respect to the remaining from the Founders other than the Company.

6.	LIQUIDATION.

6.1.    Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares or any other class or series of shares then outstanding, (i) an amount per Preferred Share equal to one hundred percent (100%) of the Deemed Issue Price of Preferred Share, and (ii) plus all accrued or declared but unpaid dividends thereon (collectively, the “Preference Amount”).. After the full Preference Amount on all outstanding Preferred Shares has been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares (on an as-converted basis), together with the holders of the Ordinary Shares. If the Company has insufficient assets to permit payment of the Preference Amount in full to all holders of Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Preferred Shares in proportion to the full Preference Amount each such holder of Preferred Shares would otherwise be entitled to receive under this Section 6.1. For the purpose of this Agreement, the “Deemed Issue Price” means, RMB

1.79 in equivalent US Dollars per share for Series A-1 Preferred Share; RMB 2.53 in equivalent US Dollars per share for Series A-2 Preferred Share; RMB 3.94in equivalent US Dollars per share for Series B Preferred Share; RMB 6.79 in equivalent US Dollars per share for Series C Preferred Share (for the avoidance of doubt, such US dollars shall be calculated and determined in accordance with the foreign exchange rate as quoted by the People’s Bank of China on the date hereof) , as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

6.2.    Notwithstanding any other provision of this Section 6, the Company may at any time, out of funds legally available therefor and subject to compliance with the provisions of the applicable laws of the Cayman Islands, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared.

7.	ASSIGNMENT AND AMENDMENT.

7.1.    Assignment and Amendment. Notwithstanding anything herein to the contrary:

(a)    Information Rights. The Information and Inspection Rights under Section 1.1 may be assigned to any holder of Preferred Shares, provided, however, that in either case no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 7.

(b)    Right of Participation; Right of First Refusal; Co-Sale Right. The rights of the Preferred Shareholder under Sections 2 and 3 are fully assignable in connection with a transfer of shares of the Company by such Preferred Shareholder; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the Preferred Shareholder stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

7.2.    Amendment of Rights. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company; (ii) as to the holders of Preferred Shares, by the prior written approval of the holders of more than fifty percent (50%) of the then outstanding Preferred Shares and their permitted assigns; provided, however, that the proposing or approving Shareholders must show bona fide business reasons that such amendment or wavier promotes the interest of the Group Companies and all Preferred Shareholders, and provided further that such amendment or waiver shall equally apply to all holders of Preferred Shares without prejudice to any particular shareholders, and provided further that any holder of Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Preferred Shares or their assigns; and (iii) as to the holders of

Ordinary Shares, by persons or entities holding a majority of the Ordinary Shares and their assigns; provided, however, that the proposing or approving Shareholders must show bona fide business reasons that such amendment or wavier promotes the interest of the Group Companies and all Ordinary Shareholders, and provided further that such amendment or waiver shall equally apply to all holders of Ordinary Shares without prejudice to any particular shareholders, and provided further that the waiver or amendment shall for bona fide business purposes and shall equally apply to all holders of Ordinary Shares without prejudice to any particular shareholders, and provided further that any holder of Ordinary Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Ordinary Shares or their assigns. Any amendment or waiver effected in accordance with this Section 7.2 shall be binding upon the Company, the holders of Preferred Shares, the holders of Ordinary Shares and their respective assigns. For the sake of clarity, if an amendment or waiver affects any Investor or Ordinary Shareholder in a manner that is different from the effect thereof on all other Investors or Ordinary Shareholders, as applicable, then the written consent of such Investor or Ordinary Shareholder, as applicable, shall be required in order for such amendment or waiver to be effective and binding with respect to such Investor or Ordinary Shareholder, as applicable.

8.	CONFIDENTIALITY AND NON-DISCLOSURE.

8.1.    Disclosure of Terms. The terms and conditions of this Agreement and the Purchase Agreement, and all exhibits attached to such agreements (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

8.2.    Press Releases, Etc. Any press release issued by the Company shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by the Investors. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investors’ prior written consent.

8.3.    Permitted Disclosures. Notwithstanding the foregoing, any party to this Agreement or its affiliate may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities have the need to know such information and are subject to appropriate nondisclosure obligations. Without limiting the generality of the foregoing, the Investors shall be entitled to disclose the Financing Terms for the purposes of fund reporting or inter-fund reporting or to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, employees, shareholders or investors.

8.4.    Legally Compelled Disclosure. In the event that any party to this Agreement or its affiliate is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations, any applicable tax, securities, or other laws and regulations of any jurisdiction or by subpoena or any requirement by governmental, judicial or regulatory body or any stock exchange) to disclose the existence of this Agreement and the Purchase Agreement, any of the exhibits attached to such agreements, or any of the

Financing Terms hereof in contravention of the provisions of this Section 8, such party (the “Disclosing party”) shall, to the extent legally permissible, provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing party.

8.5.    Other Information. The provisions of this Section 8 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

8.6.    Other Exceptions. The confidentiality obligations of the Parties set out in this Section 8 shall not apply to (a) information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party hereto or, after it was furnished to that Party, entered the public domain otherwise than as a result of (x) a breach by that Party of this Section 8 or (y) a breach of a confidentiality obligation by a third party discloser, where the breach was actually known to that relevant Party; (b) information disclosed by any director or observer of the Company to its appointer or any of its Affiliates or to any Person to whom disclosure would be permitted in accordance with the foregoing provisions of this Section 8.

8.7.    Notices. All notices required under this Section 8 shall be made pursuant to Section 10.1 of this Agreement.

9.	PROTECTIVE PROVISIONS.

9.1.    Acts Requiring the Approval of Board of Directors. In addition to such other limitations as may be provided in the Restated Articles, any of the following acts of the Company shall require the affirmative votes of at least seventy five percent (75%) of the total number of directors of the Board (including the affirmative votes of Majority Investor Director) (where any such action requires a resolution of the shareholders in accordance with the Companies Law (as amended) of the Cayman Islands, such resolution of the shareholders shall be obtained accordingly). For the purpose of this Section 9 the term “Company” means, the Company itself as well as any and all the subsidiaries of the Company (including but not limited to the other Group Companies), to the extent and where applicable:

(a)    approval of annual business plan or investment plan;

(b)    approval of annual budget;

(c)    declaration or payment of dividends or other distribution on any Ordinary Shares of the Company, or on any shares of the Company’s subsidiaries, as the case maybe;

(d)    any change of the principal business of the Group Companies;

(e)    any issuance or sale of any debt securities of the Company;

(f)    except for the purpose of any bona fide reorganization in connection with a Qualified IPO (as defined below), the liquidation, dissolution, winding up of the Company; or any consolidation, merger, corporate reorganization, transaction or series of transactions of the founders, in which in excess of fifty percent (50%) of the Company’s voting power is transferred or in which all or substantially all the assets of the Company are sold of the Company;

(g)    except for the purpose of any bona fide reorganization in connection with a Qualified IPO (as defined below), any increase or decrease in the authorized share capital or registered capital, as applicable, of the Company;

(h)    any transaction (including but not limited to the termination, extension, continuation after expiry, renewal, amendment, variation or waiver of any term under agreement with respect to any transaction or series of transactions) with any related party, where the amount of such transaction would in the aggregate exceed RMB2,000,000 (or its equivalence in other currency or currencies);

(i)    incurrence of debt or assumption of any loan, facility or other financial obligation from a third party, or issue, assumption, provision of guarantee, charge, lien or indemnity warranty in favor of a third party, or creation of any liability (including without limitation any off-balance-sheet liability or contingent liability) by the Company, where the amount would exceed RMB 3,000,000 individually (or its equivalence in other currency or currencies)or in the aggregate ten percent (10%) of the Group Companies’ net assets value in any fiscal year;

(j)    incurrence of guaranty for any other party (except any subsidiaries directly or indirectly controlled by the Company) by the company, or establishing guarantee, lien, warranty or otherwise creating encumbrance over the assets, businesses or property rights of the Company, where the amount would exceed RMB 3,000,000 individually (or its equivalence in other currency or currencies)or in the aggregate ten percent (10%) of the Group Companies’ net assets value in any fiscal year;

(k)    any sale, transfer, license, charge, or other disposal of, or purchase or other acquisition of, any material assets or a substantial part of the goodwill of any Group Company, where the amount would exceed RMB 5,000,000 (or its equivalence in other currency or currencies) at any time in respect of any one transaction or exceed in the aggregate ten percent (10%) of the Group Companies’ net assets value in any fiscal year;

(l)    appointing or deposing Yan Hai (阎海) and/or Wang Sizhen (王思振) as key employee of the Company, or the salary of such Founder;

(m)    any amendment of the Company’s Memorandum and Articles of Association or other charter documents of the Company;

(n)    appointment and removal of the accounting firm, auditors of the Company and/or the underwriters and advisors for the initial public offering;

(o)    any sale, transfer, license, charge, or other disposal of the shares held by any Founder to any person through one or a series of transactions on or prior to a Qualified IPO, or the resignation of Yan Hai (阎海) and/or Wang Sizhen (王思振) from the Group Companies on or prior to a Qualified IPO.

10.	GENERAL PROVISIONS.

10.1.    Termination and Waiver. This Agreement shall terminate upon mutual consent of the parties hereto, and any right of a party set forth hereunder (other than the relevant Group Company) shall cease if such party no longer holds, directly or indirectly, any equity securities of the Company. This Agreement and all rights and obligations contained herein, including but not limited to Sections 1 to 9, shall terminate upon written agreement of the parties hereto or by a firm commitment underwritten public offering of the Ordinary Shares of the Company in the United States, that has been registered under the United States Securities Act of 1933, as amended from time to time, including any successor statutes (the “Securities Act”), with the implied market capitalization of the Company prior to such public offering no less than RMB six (6) billion, or in a similar public offering of the Ordinary Shares of the Company in Hong Kong or another jurisdiction, which results in the Ordinary Shares trading publicly on the New York Stock Exchange, the NASDAQ Global Market, the Stock Exchange of Hong Kong Limited or another recognized international securities exchange, which have been duly obtained the affirmative vote of all shareholders of the Company (a “Qualified IPO”). If any applicable law or any government authority (including, for the avoidance of doubt, any stock exchange) in any jurisdiction requires any Investor to waive its preferential rights hereof or contained in the Restated Articles for the purpose of achieving a Qualified IPO, such Investor shall waive such preferential rights which are enjoyed by such Investor as a holder of the Preferred Shares. Each of the BVI Company, Founders, Other Ordinary Shareholders and Investors shall use its reasonable endeavours to, and shall procure each of its affiliates to use reasonable endeavours to, cooperate with the Company and its directors, officers, employees and advisers with a view to completing a Qualified IPO before August 31, 2023, including agreeing to: (a) any amendment or termination of this Agreement, or any amendment of the Memorandum and Articles of Association, which is necessary or desirable for complying with any law, regulation or rule applicable to the Qualified IPO (including any applicable listing rules, listing decisions and guidance letters published or issued by the relevant recognised international securities exchange) (collectively, the “Compliance Amendments”); and (b) any disclosure or lock-up requirement under any such law, regulation or rule. Notwithstanding the forgoing, if the filing for a Qualified IPO is revoked for any reason, this Agreement and all rights and obligations contained herein, including but not limited to Section 1 to Section 9, shall be revived.

10.2.    Founder Covenants. The Founders and BVI Company hereby jointly and severally covenant as follows:

i.

The Founders and BVI Company shall cause the Group Companies to make commercially reasonable efforts to complete all actions contemplated under the reorganization memorandum as approved by shareholders of the PRC Affiliate ;

ii.

Each of the Founders and BVI Company shall do their respective reasonable best in the Group Companies’ business and do their respective reasonable best efforts to develop the business of the Group Companies and protect the interests of the Group Companies;

iii.

Yan Hai (阎海) and/or Wang Sizhen (王思振) shall not directly or indirectly participate in or own any interest in the Competitor (other than as a holder of less than five percent of the outstanding capital stock of a company without decision rights) ; and

iv.

Each of the Founders and BVI Company shall cause each Group Company to use their respective reasonable best efforts to comply on a continuing basis in all material respects with all applicable laws of the jurisdiction of its incorporation as well as all requirements of the competent government authorities with respect to its conducting of business.

10.3.    Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party hereto, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit A hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party hereto as set forth in Exhibit A; or (d) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit A with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party hereto may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.1 by giving the other party hereto written notice of the new address in the manner set forth above.

10.4.    Entire Agreement. This Agreement and the Purchase Agreement, any Ancillary Agreements, together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties hereto respecting the subject matter hereof. Capitalized terms which are not defined hereinto shall have the same meaning as such in the Purchase Agreement. However, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any investment, confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms. For the avoidance of doubt, those rights, privileges and restrictions regarding shareholders specified in investment agreements shall have be terminated by termination agreement (《终止协议》) entered into by and among the PRC Affiliate, its shareholders and other parties thereto dated as of July 2, 2019.

10.5.    Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the Hong Kong SAR without regard to principles of conflicts of law thereunder.

10.6.    Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

10.7.    Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

10.8.    Successors and Assigns. Subject to the provisions of Section 7.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. Other than the foregoing, a person who is not a party to this Agreement has no right under the Contracts (Right of Third Parties) Ordinance (Cap. 623) of Hong Kong (the “Third Party Ordinance”) to enforce any term of this Agreement but this shall not affect any right or remedy which exists or is available apart from the Third Party Ordinance. The consent of any such person not being a party to this Agreement shall not be required for any amendment or modification to, or termination of, this Agreement.

10.9.    Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

10.10.    Counterparts. This Agreement may be executed (including facsimile signature) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11.    Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Preferred Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

10.12.    Aggregation of Shares. All Preferred Shares or Ordinary Shares held or acquired by affiliated entities or persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

10.13.    Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Restated Articles, the terms of this Agreement shall prevail to the maximum extent permitted by applicable laws. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Restated Articles so as to eliminate such inconsistency.

10.14.    Dispute Resolution.

(a)    Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 10.14(b) shall apply.

(b)    Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Center (the “HKIAC”)] for arbitration in Hong Kong. The arbitration shall be conducted in accordance with the HKIAC Administered Arbitration Rules in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this subsection (b).

10.15.    Further Actions. Each shareholder of the Company agrees that it shall use its best effort to enhance and increase the value and principal business of the Company.

10.16.    Effective Date. This Agreement should only take effect and become binding on and enforceable against the parties hereto subject to and upon the Closing of the Purchase Agreement provided however that in the event that any shareholder ceases to be a shareholder of the Company, it shall no longer be bound by the provisions of this Agreement and such Shareholder’s name shall be removed from any list or register of members of the Company, provided that Sections 8 (Confidentiality and Non-Disclosure), 10.5 (Governing Law) and 10.14 (Dispute Resolution) shall survive.

10.17.    New Shareholders. Notwithstanding any other provision of this Agreement, any new shareholder of the Company who is not already a party to this Agreement shall, no later than the time it becomes a shareholder of the Company, agrees in writing by signing a Deed of Adherence substantially in the form attached hereto as Exhibit B (a “Deed of Adherence”) that it adheres to, and be bound by, the terms of this Agreement as a party to this Agreement.

10.18.    Independent Nature of Investors Obligations and Rights. The obligations of each Investor under this Agreement are several and not joint, and no Investor is responsible in any way for the performance or conduct of any other Investor in connection with the transactions contemplated hereby. Nothing contained herein and no action taken by any Investor pursuant hereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Investors. Each Investor agrees that no other Investor has acted as an agent for such Investor in connection with the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE COMPANY:

Genetron Holdings Limited (泛生子基因(控股)有限公司)
/s/ Seal of Genetron Holdings Limited

By:	/s/ Wang Sizhen
Name:	Wang Sizhen
Title:	Director

THE HK CO.:

Genetron Health (Hong Kong) Company Limited (泛生子基因(香港)有限公司)
/s/ Seal of Genetron Health (Hong Kong) Company Limited

By:	/s/ Wang Sizhen
Name:	Wang Sizhen
Title:	Director

THE WFOE:

Genetron (Tianjin) Co., Ltd. (天津泛生子有限公司) (Seal)
/s/ Seal of Genetron (Tianjin) Co., Ltd.

By:	/s/ Wang Sizhen
Name:	Wang Sizhen
Title:	Legal Representative

THE PRC AFFILIATE:

Genetron Health (Beijing) Co., Ltd. (北京泛生子基因科技有限公司) (Seal)
/s/ Seal of Genetron Health (Beijing) Co., Ltd.

By:	/s/ Wang Sizhen
Name:	Wang Sizhen
Title:	Legal Representative

Signature Page of Shareholders Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE BVI COMPANY:

FHP Holdings Limited

By:	/s/ Wang Sizhen
Name:	Wang Sizhen
Title:	Director

Signature Page of Shareholders Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDERS:

/s/ Wang Sizhen
Name:	Wang Sizhen

Signature Page of Shareholders Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDERS:

/s/ Yan Hai
Name:	Yan Hai

Signature Page of Shareholders Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDERS:

/s/ He Weiwu
Name:	He Weiwu

Signature Page of Shareholders Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

Genetron Voyage Holdings Limited
/s/ Seal of Genetron Voyage Holdings Limited

By:	/s/ Wang Sizhen
Name:	WANG Sizhen
Title:	Authorized Signatory

Signature Page of Shareholders Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

Genetron United Holdings Limited
/s/ Seal of Genetron United Holdings Limited

By:	/s/ Wang Sizhen
Name:	WANG Sizhen
Title:	Authorized Signatory

Signature Page of Shareholders Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

Genetron Discovery Holdings Limited
/s/ Seal of Genetron Discovery Holdings Limited

By:	/s/ Jiao Yuchen
Name:	JIAO Yuchen
Title:	Authorized Signatory

Signature Page of Shareholders Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

Genetron Alliance Holdings Limited
/s/ Seal of Genetron Alliance Holdings Limited

By:	/s/ Wang Sizhen
Name:	WANG Sizhen
Title:	Authorized Signatory

Signature Page of Shareholders Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

Tianjin Genetron Jun’an Business Management Partnership (Limited Partnership)
天津今创君安企业管理合伙企业（有限合伙）（Seal）
/s/ Seal of Tianjin Genetron Jun’an Business Management Partnership (Limited Partnership)

By:	/s/ Wang Sizhen
Name:	WANG Sizhen
Title:	Authorized Signatory

Tianjin Genetron Juncheng Business Management Partnership (Limited Partnership)
天津今创君成企业管理合伙企业（有限合伙）（Seal）
/s/ Seal of Tianjin Genetron Juncheng Business Management Partnership (Limited Partnership)

By:	/s/ Wang Sizhen
Name:	WANG Sizhen
Title:	Authorized Signatory

Signature Page of Shareholders Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

HONG Kevin Ying

By:	/s/ HONG Kevin Ying

Signature Page of Shareholders Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

Eugene Health Limited
/s/ Seal of Eugene Health Limited

By:	/s/ Jiao Yuchen
Name:	JIAO Yuchen
Title:	Authorized Signatory

Signature Page of Shareholders Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

EASY BENEFIT INVESTMENT LIMITED

By:	/s/ Kung Hung Ka
Name:	Kung Hung Ka
Title:	Authorized Signatory

Signature Page of Shareholders Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

EASY BEST INVESTMENT LIMITED

By:	/s/ Kung Hung Ka
Name:	Kung Hung Ka
Title:	Authorized Signatory

Signature Page of Shareholders Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

SUPERPOWER INVESTMENTS LTD.

By:	/s/ Stone Shi
Name:	Stone Shi
Title:	Authorized Signatory

Signature Page of Shareholders Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

CrowdBees Holdings Limited

By:	/s/ Cai Cong
Name:	Cai Cong
Title:	Authorized Signatory

Signature Page of Shareholders Agreement

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

J&K BIOTECH INVESTMENT CO. LTD.

By:	/s/ Zhu Jing
Name:	Zhu Jing
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

IN Healthcare Limited

By:	/s/ Zheng Yufen
Name:	Zheng Yufen
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

Parkland Medtech Limited

By:	/s/ Xu Hang
Name:	Xu Hang
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

Tianjin Kangyue Business Management Partnership (Limited Partnership)
天津康悦企业管理合伙企业（有限合伙）（Seal）
/s/ Seal of Tianjin Kangyue Business Management Partnership (Limited Partnership)

By:	/s/ Wu Xia
Name:	Wu Xia
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

Tianjin Yuanjufu Business Management Partnership (Limited Partnership)
天津源聚福企业管理合伙企业（有限合伙）（Seal ）
/s/ Seal of Tianjin Yuanjufu Business Management Partnership (Limited Partnership)

By:	/s/ Wei Zhe
Name:	WEI Zhe
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

Tianjin Tianshu Xingfu Corporation Management L.P.
天津天枢幸福企业管理合伙企业（有限合伙）（Seal ）
/s/ Seal of Tianjin Tianshu Xingfu Corporation Management L.P.

By:	/s/ Sun Junjie
Name:	Sun Junjie
Title:	Authorized Signatory